The J.M. Smucker Co. Announces Fiscal 2024 First Quarter Results
ORRVILLE, Ohio, August 29, 2023 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the first quarter ended July 31, 2023, of its 2024 fiscal year. Financial results for the first quarter of fiscal year 2024 reflect the divestiture of certain pet food brands on April 28, 2023. All comparisons are to the first quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales decreased $67.8 million, or 4 percent. Net sales excluding the divestiture and foreign currency exchange increased 21 percent.
•Net income per diluted share was $1.79. Adjusted earnings per share was $2.21, an increase of 32 percent.
•Cash provided by operations was $217.9 million, compared to cash used of $39.0 million in the prior year. Free cash flow was $67.6 million, compared to $(127.3) million in the prior year.
•The Company updated its full-year fiscal 2024 financial outlook.
CHIEF EXECUTIVE OFFICER REMARKS
"Our first quarter results reflect a positive start to our fiscal year, including volume growth in every business segment," said Mark Smucker, Chair of the Board, President and Chief Executive Officer. "Our ability to continue delivering results in a dynamic environment is due to our talented employees, focused strategy and execution, cost and productivity savings, partnership with our customers, and consumer demand for our leading brands."

"Our continued business momentum gives us confidence to increase our earnings per share expectations for this fiscal year. In the months ahead, we will continue to support our key growth platforms of coffee, snacking, and pet, which are well-positioned to drive sustainable growth and deliver long-term shareholder value."

FIRST QUARTER CONSOLIDATED RESULTS

	Three Months Ended July 31,
	2023	2022	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,805.2	$1,873.0	(4)%

Operating income	$303.5	$179.7	69%
Adjusted operating income	331.7	270.0	23%

Net income per common share – assuming dilution	$1.79	$1.03	74%
Adjusted earnings per share – assuming dilution	2.21	1.67	32%

Weighted-average shares outstanding – assuming dilution	102.8	106.8	(4)%

Net Sales
Net sales decreased 4 percent, including a 9 percent favorable impact from Jif® peanut butter primarily due to lapping the product recall in the prior year. Excluding noncomparable net sales in the prior year of $374.1 million from the divested pet food brands, as well as $3.8 million of unfavorable foreign currency exchange, net sales increased $310.1 million, or 21 percent.
The increase in comparable net sales was driven by a 13 percentage point increase from volume/mix, primarily driven by Jif® peanut butter, contract manufacturing sales related to the divested pet food brands, and coffee products. Comparable net sales growth was also supported by an 8 percentage point increase from net price realization, primarily due to list price increases for the U.S. Retail Pet Foods and U.S. Retail Consumer Foods segments and for International and Away from Home and the favorable impact of lapping customer returns and fees related to the Jif® peanut butter product recall in the prior year.
Operating Income
Gross profit increased $102.3 million, or 19 percent. The increase reflects a favorable net impact of higher net price realization and increased costs and favorable volume/mix, including the benefits from lapping the impact of the Jif® peanut butter product recall. Gross profit also reflects the unfavorable impact from forgone profits related to the divested pet food brands. Operating income increased $123.8 million, or 69 percent, primarily reflecting the increase in gross profit, a $30.2 million decrease in selling, distribution, and administrative ("SD&A") expenses and a reduction in amortization expense as a result of the divested pet food brands. These benefits were partially offset by the lapping of the insurance recovery from the Jif® peanut butter product recall.
Adjusted gross profit increased $57.0 million, or 10 percent. The difference between adjusted gross profit and generally accepted accounting principles ("GAAP") results reflects the exclusion of the change in net cumulative unallocated derivative gains and losses. Adjusted operating income, which further reflects the exclusion of amortization as compared to GAAP operating income, increased $61.7 million, or 23 percent.
Interest Expense and Income Taxes
Net interest expense decreased $7.0 million, primarily due to an increase in interest income, reflecting higher interest rates as compared to the prior year, and a decrease in interest expense related to the Company's commercial paper program, as there was no balance outstanding at the end of the quarter.
The effective income tax rate was 23.0 percent, compared to 22.2 percent in the prior year. The adjusted effective income tax rate was 23.6 percent, compared to 23.0 percent in the prior year. The prior year effective income tax rates included a favorable deferred tax benefit of a state income tax rate reduction.

Cash Flow and Debt
Cash provided by operating activities was $217.9 million, compared to cash used of $39.0 million in the prior year, primarily reflecting less cash required to fund working capital, lapping the $70.0 million contribution to the Company's U.S. qualified defined benefit pension plans in the prior year, and higher net income adjusted for noncash items in the current year. Free cash flow was $67.6 million, compared to $(127.3) million in the prior year, reflecting the increase in cash provided by operating activities, partially offset by a $62.0 million increase in capital expenditures.

The Company repurchased approximately 2.4 million of its common shares for $372.0 million in the first quarter.
FULL-YEAR OUTLOOK
The Company updated its full-year fiscal 2024 guidance as summarized below:

	Current	Previous
Net sales increase vs prior year(A)	8.5% - 9.5%	8.5% - 9.5%
Adjusted earnings per share	$9.45 - $9.85	$9.20 - $9.60
Free cash flow (in millions)	$650	$650
Capital expenditures (in millions)	$550	$550
Adjusted effective income tax rate	24.0%	24.2%
(A) Comparable net sales excludes net sales in the prior year related to the divestiture of certain pet food brands. Net sales are expected to decrease 10.0% to 11.0% compared to the prior year.
Comparable net sales are expected to increase 8.5 to 9.5 percent compared to the prior year. This reflects favorable volume/mix from underlying business momentum, as well as higher net pricing. Net sales are expected to decrease 10.0 to 11.0 percent compared to the prior year, which reflects $1.5 billion of net sales in the prior year related to the divested pet food brands.
Adjusted earnings per share is expected to range from $9.45 to $9.85. This range reflects the benefits of favorable volume/mix and higher net pricing actions, partially offset by increased SD&A expenses. The adjusted earnings per share range also reflects a net impact of approximately $0.60 related to stranded overhead from the pet food divestiture, inclusive of income and reimbursements from transition services and contract manufacturing agreements.
This guidance assumes an adjusted gross profit margin of approximately 37.0 percent, an adjusted effective income tax rate of 24.0 percent, and 102.5 million common shares outstanding. Free cash flow is expected to be approximately $650 million with capital expenditures of $550 million.
FIRST QUARTER SEGMENT RESULTS
(Dollar amounts in the segment tables below are reported in millions.)
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY24 Q1 Results	$625.1	$170.1	27.2%
Increase (decrease) vs prior year	5%	17%	280bps
Net sales increased $27.2 million, or 5 percent. Volume/mix increased net sales by 4 percentage points, primarily driven by the Folgers® and Café Bustelo® brands. Net price realization was neutral in the quarter.
Segment profit increased $24.2 million, primarily reflecting decreased commodity costs and favorable volume/mix.

U.S. Retail Consumer Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY24 Q1 Results	$464.0	$105.7	22.8%
Increase (decrease) vs prior year	49%	93%	520bps
Net sales increased $152.9 million, or 49 percent, including a 43 percent favorable impact from Jif® peanut butter primarily due to lapping the product recall in the prior year. Volume/mix increased net sales by 28 percentage points, primarily driven by Jif® peanut butter and Smucker's® Uncrustables® frozen sandwiches. Higher net price realization increased net sales by 22 percentage points, primarily reflecting the favorable impact of lapping customer returns and fees related to the Jif® peanut butter product recall.
Segment profit increased $50.9 million, primarily reflecting the net favorable impact of lapping the Jif® peanut butter product recall and favorable volume/mix for Uncrustables® frozen sandwiches. Excluding the impact related to Jif® peanut butter, the net impact of increased costs and higher net price realization was unfavorable.
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY24 Q1 Results	$441.0	$81.3	18.4%
Increase (decrease) vs prior year	(40)%	(32)%	190bps
Net sales decreased $288.0 million, or 40 percent. Excluding $367.7 million of noncomparable net sales in the prior year related to the divested pet food brands, net sales increased $79.7 million, or 22 percent. Volume/mix increased net sales by 12 percentage points, primarily driven by $50.6 million of contract manufacturing sales related to the divestiture and an increase for the Milk-Bone® brand, partially offset by the Pup-Peroni® brand. Higher net price realization increased net sales by 10 percentage points, primarily reflecting list price increases across the portfolio.
Segment profit decreased $39.0 million, primarily reflecting the noncomparable segment profit in the prior year related to the divested pet food brands, increased marketing investments for the remaining brands, and increased distribution costs, partially offset by a favorable net impact of higher net price realization and increased costs and favorable volume/mix.
International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY24 Q1 Results	$275.1	$36.4	13.2%
Increase (decrease) vs prior year	17%	119%	610bps
Net sales increased $40.1 million, or 17 percent, including a 12 percent favorable impact from Jif® peanut butter primarily due to lapping the product recall in the prior year. Excluding $6.4 million of noncomparable net sales in the prior year related to the divested pet food brands and $3.8 million of unfavorable foreign currency exchange, net sales increased $50.3 million, or 22 percent. Volume/mix increased net sales by 14 percentage points for the combined businesses, primarily driven by portion control and peanut butter products. Net price realization contributed an 8 percentage point increase to net sales, primarily driven by list price increases across the portfolio, partially offset by increased trade spend.
Segment profit increased $19.8 million, primarily reflecting favorable volume/mix, primarily due to the favorable impact of lapping the Jif® peanut butter product recall in the prior year, and a favorable net impact of higher net price realization and increased costs.

Financial Results Discussion and Webcast
At approximately 7:00 a.m. Eastern Time today, the Company will post to its website at investors.jmsmucker.com a pre-recorded management discussion of its fiscal 2024 first quarter financial results, a transcript of the discussion, and supplemental materials. At 9:00 a.m. Eastern Time today, the Company will webcast a live question and answer session with Mark Smucker, Chair of the Board, President and Chief Executive Officer, and Tucker Marshall, Chief Financial Officer. The live webcast and replay can be accessed at investors.jmsmucker.com.
The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the effect of the sale of certain pet food brands on the Company's ability to retain key personnel and to maintain relationships with customers, suppliers, and other business partners, and any impact to the value of the Company's investment in Post common stock or the Company's ability to dispose of some or all of such securities at favorable market prices; disruptions or inefficiencies in the Company's operations or supply chain, including any impact caused by product recalls (including the Jif® peanut butter product recall), political instability, terrorism, armed hostilities (including the ongoing conflict between Russia and Ukraine), extreme weather conditions, natural disasters, pandemics (including the novel coronavirus), work stoppages or labor shortages, or other calamities; risks related to the availability, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging, and transportation; the impact of food security concerns involving either the Company's products or its competitors' products, including changes in consumer preference, consumer litigation, actions by the U.S. Food and Drug Administration or other agencies, and product recalls; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms; the ability to achieve cost savings related to restructuring and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company's capital deployment model, including capital expenditures, debt repayment, dividend payments, and share repurchases; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the Company's ability to attract and retain key talent; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the Company's ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application; the outcome of tax examinations, changes in tax laws, and other tax matters; a disruption, failure, or security breach of the Company or their suppliers’ information technology systems, including, but not limited to, ransomware attacks; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J.M. Smucker Co.
At The J.M. Smucker Co., it is our privilege to make food people and pets love by offering a diverse portfolio of brands available across North America. We are proud to lead in the coffee, consumer foods, dog snacks, and cat food categories by offering brands consumers trust for themselves and their families each day, including Folgers®, Dunkin’®, Café Bustelo®, Jif®, Smucker’s® Uncrustables®, Smucker’s®, Milk-Bone®, and Meow Mix®. Through our unwavering commitment to producing quality products, operating responsibly and ethically and delivering on our Purpose, we will continue to grow our business while making a positive impact on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for Dunkin'®, which is a trademark of DD IP Holder LLC. The Dunkin'® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores, and in certain away from home channels. This information does not pertain to products for sale in Dunkin'® restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Abbey Linville, Vice President, Corporate Communications

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income

	Three Months Ended July 31,
	2023	2022	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,805.2	$1,873.0	(4)%
Cost of products sold	1,150.4	1,320.5	(13)%
Gross Profit	654.8	552.5	19%
Gross margin	36.3%	29.5%

Selling, distribution, and administrative expenses	313.6	343.8	(9)%
Amortization	39.8	55.6	(28)%
Other operating expense (income) – net	(2.1)	(26.6)	(92)%
Operating Income	303.5	179.7	69%
Operating margin	16.8%	9.6%

Interest expense – net	(32.1)	(39.1)	(18)%
Other income (expense) – net	(33.0)	0.5	n/m
Income Before Income Taxes	238.4	141.1	69%
Income tax expense	54.8	31.3	75%
Net Income	$183.6	$109.8	67%

Net income per common share	$1.79	$1.03	74%

Net income per common share – assuming dilution	$1.79	$1.03	74%

Dividends declared per common share	$1.06	$1.02	4%

Weighted-average shares outstanding	102.4	106.3	(4)%

Weighted-average shares outstanding – assuming dilution	102.8	106.8	(4)%

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	July 31, 2023	April 30, 2023
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$241.1	$655.8
Trade receivables – net	592.4	597.6
Inventories	1,093.4	1,009.8
Investment in equity securities	459.8	487.8
Other current assets	110.1	107.7
Total Current Assets	2,496.8	2,858.7

Property, Plant, and Equipment – Net	2,289.6	2,239.5

Other Noncurrent Assets
Goodwill	5,221.2	5,216.9
Other intangible assets – net	4,391.0	4,429.3
Other noncurrent assets	313.2	247.0
Total Other Noncurrent Assets	9,925.4	9,893.2
Total Assets	$14,711.8	$14,991.4

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,301.0	$1,392.6
Other current liabilities	646.2	594.1
Total Current Liabilities	1,947.2	1,986.7

Noncurrent Liabilities
Long-term debt	4,315.1	4,314.2
Other noncurrent liabilities	1,446.1	1,399.7
Total Noncurrent Liabilities	5,761.2	5,713.9

Total Shareholders’ Equity	7,003.4	7,290.8
Total Liabilities and Shareholders’ Equity	$14,711.8	$14,991.4

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended July 31,
	2023	2022
	(Dollars in millions)
Operating Activities
Net income	$183.6	$109.8
Adjustments to reconcile net income to net cash provided by (used for) operations:
Depreciation	50.2	55.1
Amortization	39.8	55.6
Pension settlement loss (gain)	3.2	—
Unrealized loss (gain) on investment in equity securities	27.4	—
Share-based compensation expense	5.1	7.9
Deferred income tax expense (benefit)	(8.9)	—
Other noncash adjustments – net	4.8	2.5
Defined benefit pension contributions	(0.7)	(70.7)
Changes in assets and liabilities, net of effect from divestitures:
Trade receivables	6.1	(80.2)
Inventories	(81.4)	(223.0)
Other current assets	(4.8)	(3.3)
Accounts payable	(43.8)	73.1
Accrued liabilities	(7.7)	8.9
Income and other taxes	57.3	25.6
Other – net	(12.3)	(0.3)
Net Cash Provided by (Used for) Operating Activities	217.9	(39.0)

Investing Activities
Additions to property, plant, and equipment	(150.3)	(88.3)
Other – net	(1.6)	16.8
Net Cash Provided by (Used for) Investing Activities	(151.9)	(71.5)

Financing Activities
Short-term borrowings (repayments) – net	—	207.0
Quarterly dividends paid	(105.2)	(105.1)
Purchase of treasury shares	(372.0)	(7.8)
Proceeds from stock option exercises	—	0.9
Other – net	(4.1)	(3.1)
Net Cash Provided by (Used for) Financing Activities	(481.3)	91.9
Effect of exchange rate changes on cash	0.6	0.3
Net increase (decrease) in cash and cash equivalents	(414.7)	(18.3)
Cash and cash equivalents at beginning of period	655.8	169.9
Cash and Cash Equivalents at End of Period	$241.1	$151.6

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended July 31,
	2023	% of Net Sales	2022	% of Net Sales
	(Dollars in millions)
Net sales	$1,805.2		$1,873.0
Selling, distribution, and administrative expenses:
Marketing	88.6	4.9%	95.6	5.1%
Selling	64.8	3.6%	69.6	3.7%
Distribution	60.9	3.4%	72.8	3.9%
General and administrative	99.3	5.5%	105.8	5.6%
Total selling, distribution, and administrative expenses	$313.6	17.4%	$343.8	18.4%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended July 31,
	2023	2022
	(Dollars in millions)
Net sales:
U.S. Retail Coffee	$625.1	$597.9
U.S. Retail Consumer Foods	464.0	311.1
U.S. Retail Pet Foods	441.0	729.0
International and Away From Home	275.1	235.0
Total net sales	$1,805.2	$1,873.0

Segment profit:
U.S. Retail Coffee	$170.1	$145.9
U.S. Retail Consumer Foods	105.7	54.8
U.S. Retail Pet Foods	81.3	120.3
International and Away From Home	36.4	16.6
Total segment profit	$393.5	$337.6
Amortization	(39.8)	(55.6)
Gain (loss) on divestitures – net	1.2	1.6
Interest expense – net	(32.1)	(39.1)
Change in net cumulative unallocated derivative gains and losses	10.4	(33.8)
Cost of products sold – special project costs	—	(1.1)
Other special project costs	—	(1.4)
Corporate administrative expenses	(61.8)	(67.6)
Other income (expense) – net	(33.0)	0.5
Income before income taxes	$238.4	$141.1

Segment profit margin:
U.S. Retail Coffee	27.2%	24.4%
U.S. Retail Consumer Foods	22.8%	17.6%
U.S. Retail Pet Foods	18.4%	16.5%
International and Away From Home	13.2%	7.1%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding divestitures and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, impairment charges related to intangible assets, and gains and losses on divestitures ("EBITDA (as adjusted)"); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors' understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; certain divestiture, acquisition, integration, and restructuring costs ("special project costs"); gains and losses on divestitures; the net change in cumulative unallocated gains and losses on commodity and foreign currency exchange derivative activities ("change in net cumulative unallocated derivative gains and losses"); and other infrequently occurring items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP financial measures can significantly impact the adjusted effective income tax rate.

These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitate the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal year 2024 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2023	2022	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$1,805.2	$1,873.0	($67.8)	(4)%
Pet food brands divestiture	—	(374.1)	374.1	20
Foreign currency exchange	3.8	—	3.8	—
Net sales excluding divestiture and foreign currency exchange	$1,809.0	$1,498.9	$310.1	21%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2023	2022
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$654.8	$552.5
Change in net cumulative unallocated derivative gains and losses	(10.4)	33.8
Cost of products sold – special project costs	—	1.1
Adjusted gross profit	$644.4	$587.4
% of net sales	35.7%	31.4%

Operating income reconciliation:
Operating income	$303.5	$179.7
Amortization	39.8	55.6
Loss (gain) on divestitures – net	(1.2)	(1.6)
Change in net cumulative unallocated derivative gains and losses	(10.4)	33.8
Cost of products sold – special project costs	—	1.1
Other special project costs	—	1.4
Adjusted operating income	$331.7	$270.0
% of net sales	18.4%	14.4%

Net income reconciliation:
Net income	$183.6	$109.8
Income tax expense	54.8	31.3
Amortization	39.8	55.6
Loss (gain) on divestitures – net	(1.2)	(1.6)
Change in net cumulative unallocated derivative gains and losses	(10.4)	33.8
Cost of products sold – special project costs	—	1.1
Other special project costs	—	1.4
Other infrequently occurring items:
Unrealized loss (gain) on investment in equity securities (A)	27.4	—
Pension plan termination settlement charge (B)	3.2	—
Adjusted income before income taxes	$297.2	$231.4
Income taxes, as adjusted	70.2	53.3
Adjusted income	$227.0	$178.1
Weighted-average shares outstanding – assuming dilution	102.8	106.8
Adjusted earnings per share – assuming dilution	$2.21	$1.67

(A) Unrealized loss (gain) on investment in equity securities includes unrealized gains and losses on the change in fair value on the Company's investment in Post common stock and the related equity forward contract.
(B) Represents the nonrecurring pre-tax settlement charge recognized during the first quarter of 2024 related to the acceleration of prior service cost for the portion of the plan surplus to be allocated to plan members within our Canadian defined benefit plans, which is subject to participant and regulatory approval before a payout can be made.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2023	2022
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income	$183.6	$109.8
Income tax expense	54.8	31.3
Interest expense – net	32.1	39.1
Depreciation	50.2	55.1
Amortization	39.8	55.6
Loss (gain) on divestitures – net	(1.2)	(1.6)
EBITDA (as adjusted)	$359.3	$289.3
% of net sales	19.9%	15.4%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$217.9	($39.0)
Additions to property, plant, and equipment	(150.3)	(88.3)
Free cash flow	$67.6	($127.3)

The following tables provide a reconciliation of the Company's fiscal 2024 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2024
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	$8.01	$8.41
Change in net cumulative unallocated derivative gains and losses (A)	0.12	0.12
Amortization	1.16	1.16
Gain on divestiture	(0.01)	(0.01)
Unrealized loss (gain) on investment in equity securities (B)	0.16	0.16
Pension plan termination settlement charge	0.02	0.02
Adjusted effective income tax rate impact	(0.01)	(0.01)
Adjusted earnings per share	$9.45	$9.85

(A) We are unable to project derivative gains and losses on a forward-looking basis as these will vary each quarter based on market conditions and derivative positions taken. The change in unallocated derivative gains and losses in the table above reflects the net impact of the gains and losses that have been recognized in our GAAP results and excluded from non-GAAP results as of July 31, 2023, adjusted for the gains and losses expected to be allocated to non-GAAP results for the year ended April 30, 2024.

(B) The unrealized loss on investment in equity securities in the table above reflects the forward sale of 5.4 million shares of Post common stock received from the pet food divestiture that will settle for $466.3 million during the third quarter of 2024.

	Year Ending April 30, 2024
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,200
Additions to property, plant, and equipment	(550)
Free cash flow	$650